Exhibit 5.16

CONSENT OF EXPERT

In connection with the Registration Statement on Form F-10, including any amendments thereto (the “Registration Statement”), of Yamana Gold Inc., I, Pascal Lehouiller, P. Geo., hereby consent to the use of my name in connection with the reference to the mineral resource estimate for the Canadian Malartic Mine as at December 31, 2019 (the “Estimate”) and to the inclusion or incorporation by reference of references to and summaries of the Estimate in the Registration Statement.

By:	/s/ Pascal Lehouiller
Name:	Pascal Lehouiller, P. Geo.

Dated: April 17, 2020